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                                                                  EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Green Isle Environmental Services, Inc. (now known as Reuter Manufacturing, Inc.) and Subsidiaries on Form S-8 (File Nos. 33-15293, 33-33107, 33-44304 and 33-44281) of our report, which includes an explanatory paragraph addressing substantial doubt about the Company's ability to continue as a going concern, dated March 11, 1996, on our audits of the consolidated financial statements and financial statement schedule of Reuter Manufacturing, Inc. (f/k/a Green Isle Environmental Services, Inc.) and Subsidiaries as of December 31, 1995 and 1994, and for the years then ended, which report is included in this Annual Report on Form 10-KSB.



                                        COOPERS & LYBRAND L.L.P.

Minneapolis, Minnesota
March 28, 1996